Exhibit 99.1

News Release

Superior Reports Third Quarter 2022 Financial Results

Strong operational execution continues to support financial performance

Third Quarter 2022 Financial Highlights:

•	Net Sales increased 31% YoY to $406M

•	Value-Added Sales Adjusted for FX1 increased 19% YoY to $192M

•	Net loss of $0.4M; YoY improvement of $7M

•	Adjusted EBITDA[1] increased 21% YoY to $36M; margin[2] expanded 190 bps

•	Cash Flow from Operations of $17M

•	Total Debt[3] of $577M; Net Debt[1] decreased to $456M, lowest level since 2017

•	Content per Wheel[1] of $50.92, up 10% YoY

•	Grew year-to-date Adjusted EBITDA[1] to $137M, 25% margin[2]

SOUTHFIELD, MICHIGAN – November 3, 2022 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the third quarter ended September 30, 2022.

($ in millions and units in thousands)
	Three Months
	3Q 2022	3Q 2021
Units
North America	2,206	1,970
Europe	1,571	1,530

Global	3,777	3,500

Net Sales
North America	$240.3	$180.5
Europe	165.4	130.3

Global	$405.7	$310.8

Value-Added Sales (1)
North America	$92.6	$84.6
Europe	85.1	77.7

Global	$177.7	$162.2

“Our strong performance in the third quarter reflects the agility of our teams as we delivered another quarter of solid margin expansion in a challenging operating environment. We substantially grew Value-Added Sales and Adjusted EBITDA by leveraging our differentiated portfolio to capture substantial demand for premium wheels while continuing to collaborate with customers to secure cost recoveries. Our ‘local for local’ footprint has been instrumental in driving new business wins as major OEMs recognize the importance of shorter supply chains to mitigate production risks,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Adjusted EBITDA[1] as % of Value-Added Sales[1]
[3]	Excluding Debt Issuance Cost

“While the wider industry continues to face macro-economic headwinds, including heightened energy and labor costs, we are beginning to see small but meaningful improvements in light vehicle production in the North American and EU regions, which increased year-over-year in the third quarter. Accordingly, we believe that we are poised for continued profitable growth as light vehicle production recovers further. As the year comes to a close, we look forward to executing on our strategy to maintain this momentum and drive long-term value for our stakeholders.”

Third Quarter Results

Net sales for the third quarter of 2022 were $406 million, compared to net sales of $311 million in the prior year period. The increase in net sales was primarily due to elevated aluminum cost pass through to our customers. Value-Added Sales Adjusted for FX was $192 million, 19% higher than the prior year period primarily due to higher wheel shipments and increasing Content per Wheel. Content per Wheel was $50.92, up 10% compared to the prior-year quarter primarily due to increasing premium wheel content. See “Non-GAAP Financial Measures” and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange below.

Gross profit for the third quarter of 2022 was $28 million, compared to $18 million in the prior year period. The increase was primarily due to higher Value-Added Sales.

Selling, general, and administrative (“SG&A”) expenses for the third quarter of 2022 were $16 million, compared to $11 million in the prior year period. The increase is primarily due to a $4 million gain on sale of the Fayetteville facility in the prior year period.

Operating income for the third quarter of 2022 was $12 million, compared to $7 million in the prior year period. The increase is primarily due to higher gross profit offset by higher SG&A in the third quarter of 2022.

The income tax provision for the third quarter of 2022 was $2 million, flat compared to the prior year period.

For the third quarter of 2022, the Company reported a net loss of $0.4 million, or loss per diluted share of $0.35, compared to net loss of $7 million, or loss per diluted share of $0.61, in the third quarter of 2021. See “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release. Adjusted EBITDA was $36 million for the third quarter of 2022, or 20% of Value-Added Sales, which compares to $30 million, or 18% of Value-Added Sales, in the prior year period. The increase in Adjusted EBITDA was largely driven by higher Value-Added Sales. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash flow provided by operating activities of $17 million in the third quarter of 2022, compared to cash flow used by operating activities of $46 million during the third quarter of 2021. The improvement in cash flow provided by operating activities is primarily due to higher investment in working capital in the prior year period. The Company realized Free Cash Flow for the third quarter of $2 million, as compared to negative Free Cash Flow of $70 million in the prior year period primarily due to the improvement in cash flow provided by operating activities. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of September 30, 2022, Superior had funded debt of $577 million and Net Debt of $456 million, compared to funded debt of $593 million and Net Debt of $471 million as of June 30, 2022. The improvement in Net Debt of $15 million was primarily due to the decrease in value of Superior’s Euro-denominated debt as the Euro weakened relative to the US Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2022 Outlook

The Company confirms its full year 2022 guidance, which assumes industry OEM production in its markets to grow at a mid-single digit percentage rate in 2022. Based on this outlook for industry production, Superior’s full year 2022 outlook is as follows:

FY 2022 Outlook
Unit Shipments	16.0 - 17.0 million
Net Sales	$1.58 - $1.71 billion
Value-Added Sales	$740 - $800 million
Adjusted EBITDA	$165 - $185 million
Cash Flow from Operations	$105 - $150 million
Capital Expenditures	~ $75 million

Value-Added Sales and Adjusted EBITDA are non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) of Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2022 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 9:00 AM ET on Thursday, November 3, 2022. The conference call may be accessed by dialing +1 786-697-3501 for participants in the U.S./Canada or 866-580-3963 for participants outside the U.S./Canada using the required conference ID 1470142. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration and certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum, other costs, and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for FX,” which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,” “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2022 outlook included herein and the impact of COVID-19, supply chain disruptions, increased energy costs, shortages of semiconductor chips, as well as the Ukraine Conflict on our future growth and earnings.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Net Sales	$405.7	$310.8	$1,237.8	$1,016.4
Cost of Sales	377.4	292.6	1,126.2	922.6

Gross Profit	$28.4	$18.1	$111.6	$93.8

SG&A Expenses	16.1	10.8	49.8	45.2

Income From Operations	$12.3	$7.4	$61.8	$48.6

Interest Expense, net	(10.4)	(10.6)	(30.7)	(31.4)
Other (Expense) Income, net	(0.2)	(2.1)	0.4	(6.0)

Income (Loss) Before Income Taxes	$1.6	$(5.3)	$31.5	$11.2

Income Tax Provision	(2.0)	(1.8)	(10.9)	(3.6)

Net (Loss) Income	$(0.4)	$(7.2)	$20.6	$7.6

Loss Per Share:
Basic	$(0.35)	$(0.61)	$(0.25)	$(0.69)
Diluted	$(0.35)	$(0.61)	$(0.25)	$(0.69)

Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	27,016	26,129	26,779	25,938
Diluted	27,016	26,129	26,779	25,938

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	9/30/2022	12/31/2021
Current Assets	$488.6	$404.3
Property, Plant and Equipment, net	450.9	494.4
Intangibles and Other Assets	133.4	155.5

Total Assets	$1,072.8	$1,054.1

Current Liabilities	$286.3	$231.9
Long-Term Liabilities	650.4	691.7
Redeemable Preferred Shares	216.8	199.9
European Non-controlling Redeemable Equity	1.0	1.1
Shareholders’ Deficit	(81.6)	(70.4)

Total Liabilities and Shareholders’ Deficit	$1,072.8	$1,054.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Net (Loss) Income	$(0.4)	$(7.2)	$20.6	$7.6
Depreciation and Amortization	21.9	24.5	69.1	75.4
Income tax, Non-cash Changes	(0.5)	(1.3)	3.6	(4.2)
Stock-based Compensation	1.9	2.5	6.5	6.8
Amortization of Debt Issuance Costs	1.2	0.5	3.7	3.2
Other Non-cash Items	(0.7)	(6.8)	(1.7)	(10.7)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(21.9)	(10.7)	(57.4)	(47.9)
Inventories	1.7	(20.4)	(37.1)	(66.5)
Other Assets and Liabilities	3.1	(1.4)	1.9	14.5
Accounts Payable	10.4	(27.2)	64.1	7.2
Income Taxes	0.5	0.9	1.1	(0.1)

Cash Flow Provided By (Used In) Operating Activities	$17.2	$(46.5)	$74.4	$(14.6)

Capital Expenditures	(11.4)	(27.0)	(45.7)	(47.6)
Proceeds from Sale of Property, Plant and Equipment	—	6.6	0.2	6.6

Net Cash Used In Investing Activities	$(11.4)	$(20.4)	$(45.6)	$(41.0)

Proceeds from the Issuance of Long-term Debt	—	—	—	1.7
Debt Repayment	(1.1)	(1.4)	(3.6)	(3.6)
Cash Dividends	(3.5)	(3.4)	(10.2)	(10.1)
Financing Costs Paid and Other	—	—	—	(4.3)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	(0.1)	(1.8)	(1.5)
Finance Lease Payments	(0.3)	(0.4)	(0.8)	(1.0)

Cash Flow Used In Financing Activities	$(4.8)	$(5.4)	$(16.4)	$(18.9)

Effect of Exchange Rate on Cash	(1.4)	(0.7)	(4.1)	(1.9)

Net Change in Cash	$(0.4)	$(73.1)	$8.4	$(76.3)

Cash - Beginning	122.3	149.2	113.5	152.4

Cash - Ending	$121.8	$76.1	$121.8	$76.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Basic EPS Calculation(1)
Net (Loss) Income	$(0.4)	$(7.2)	$20.6	$7.6
Less: Accretion of Preferred Stock	(5.8)	(5.2)	(16.9)	(15.2)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.2)	(10.1)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.1)	—	(0.1)

Numerator	$(9.6)	$(15.9)	$(6.5)	$(17.8)

Denominator: Weighted Avg. Shares Outstanding	27.0	26.1	26.8	25.9

Basic Loss Per Share	$(0.35)	$(0.61)	$(0.25)	$(0.69)

Diluted EPS Calculation(1)
Net (Loss) Income	$(0.4)	$(7.2)	$20.6	$7.6
Less: Accretion of Preferred Stock	(5.8)	(5.2)	(16.9)	(15.2)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(10.2)	(10.1)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.1)	—	(0.1)

Numerator	$(9.6)	$(15.9)	$(6.5)	$(17.8)

Weighted Avg. Shares Outstanding-Basic	27.0	26.1	26.8	25.9
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	27.0	26.1	26.8	25.9

Diluted Loss Per Share	$(0.35)	$(0.61)	$(0.25)	$(0.69)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended September 30, 2022 and 2021.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021	Location on Inc. Stat.
Before Tax Impact on Net Income
Integration, Certain Hiring & Separation Costs	$(1.2)	$(1.3)	$(3.1)	$(6.3)	SG&A /COGS
Restructuring Costs	—	3.3	—	1.5	COGS / SG&A
Change in Fair Value of Preferred Derivative	—	—	—	(3.5)	Other Income/Expense
Werdohl Flood	—	(1.5)	—	(1.5)	Other Income/Expense

Total Before Tax Impact on Net Income	$(1.2)	$0.4	$(3.1)	$(9.8)

After Tax Impact on Net Income	$(1.2)	$0.4	$(3.0)	$(8.9)

Impact on Earnings (Loss) Per Share	$(0.05)	$0.02	$(0.11)	$(0.34)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions and Units in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for Foreign Exchange; and Content per Wheel	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Net Sales	$405.7	$310.8	$1,237.8	$1,016.4
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(228.0)	(148.6)	(685.2)	(451.5)

Value-Added Sales	$177.7	$162.2	$552.6	$564.9
Currency Impact on Current Period Value-Added Sales	14.6	—	33.1	—

Value-Added Sales Adjusted for Foreign Exchange	$192.3	$162.2	$585.7	$564.9

Wheels Shipped	3,777	3,500	11,865	12,193
Content per Wheel	$50.92	$46.34	$49.37	$46.33

Adjusted EBITDA	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Net (Loss) Income	$(0.4)	$(7.2)	$20.6	$7.6
Adjusting Items:
- Interest Expense, net	10.4	10.6	30.7	31.4
- Income Tax Provision	2.0	1.8	10.9	3.6
- Depreciation	17.3	18.0	52.7	55.5
- Amortization	4.5	6.5	16.3	19.9
- Integration, Restructuring, and Other	1.3	(0.5)	3.1	9.9
- Factoring Fees	1.0	0.5	2.4	1.5

	$36.5	$36.9	$116.1	$121.8

Adjusted EBITDA	$36.1	$29.8	$136.7	$129.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Free Cash Flow	Three Months		Nine Months
	3Q 2022	3Q 2021	YTD 2022	YTD 2021
Cash Flow Provided By (Used In) Operating Activities	$17.2	$(46.5)	$74.4	$(14.6)
Net Cash Used In Investing Activities	(11.4)	(20.4)	(45.6)	(41.0)
Less: Cash Payments for Non-debt Financing Activities	(3.5)	(3.5)	(12.0)	(11.6)

Free Cash Flow	$2.3	$(70.4)	$16.8	$(67.2)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Net Debt

	9/30/2022	12/31/2021
Long Term Debt (Less Current Portion) (1)	$572.1	$610.2
Short Term Debt	5.3	6.1

Total Debt (1)	577.4	616.3
Less: Cash and Cash Equivalents	(121.8)	(113.5)

Net Debt	$455.6	$502.8

(1)	Excluding Debt Issuance Cost

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Outlook for Full Year 2022 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,580.0	$1,710.0
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(840.0)	(910.0)

Value-Added Sales Outlook	$740.0	$800.0